Exhibit 23.1

Consent of Marcum LLP

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Myomo Inc. on Form S-3 [File No. 333-281311] and Forms S-8 [File No. 333-222263], [File No. 333-225952], [File No. 333-239133], [File No. 333-237288], [File No. 333-230272], [File No. 333-272982] and [File No. 333-281315] of our report dated March 10, 2025, with respect to our audits of the consolidated financial statements of Myomo Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Myomo Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 10, 2025